AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated August 31, 2009, among Intelli-Check – Mobilisa, Inc., a Delaware corporation (“Parent”), PA Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Positive Access Corporation, a Minnesota corporation (“Company”), and Fred Zimmerman and Charles Bacas the holders of one hundred percent (100%) of the issued and outstanding ownership interests in the Company (collectively referred to as the “Shareholders”), and Fred Zimmerman (the “Shareholders’ Representative”) as agent and attorney-in-fact for the holders of Company Common Stock (as defined in Section 2.1).

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1           Effective Time of the Merger.  Subject to the provisions of this Agreement, Sub will be merged with and into Company (the “Merger”).  Articles of merger (“Articles of Merger”) will be duly prepared by the parties, executed by the Sub and the Company and thereafter delivered to the Secretary of State of Minnesota for filing, as provided in the Minnesota Business Corporation Act (the “MBCA”) as soon as practicable on or after the Closing Date (as defined in Section 1.2).  A certificate of merger (“Certificate of Merger”) will be duly prepared by the parties, executed by the Surviving Corporation (as defined below) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL” ) as soon as practicable on or after the Closing Date (as defined in Section 1.2).  The Merger will become effective upon the later of the acceptance for filing of the Certificate of Merger by the Secretary of State of Delaware or at such later time as is provided in the Certificate of Merger (the “Effective Time”).  Solely for purposes of clarification, Company and the Shareholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment in accordance with this Agreement until the Effective Time.

1.2           Closing. The closing of the Merger (“Closing”) will take place as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII (such date, the “Closing Date”), at the offices of K&L Gates LLP at 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104, unless another date or place is agreed to in writing by Parent and Company.

1.3           Effects of the Merger. At the Effective Time: (i) the separate existence of the Company will cease and Company will be merged with and into the Sub and the Sub will continue as the surviving corporation and as a wholly owned subsidiary of Parent (after the Merger, the Sub is sometimes referred to in this Agreement as the “Surviving Corporation”); (ii) the certificate of incorporation of the Surviving Corporation will remain the same as the certificate of incorporation of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the DGCL; (iii) the bylaws of the Surviving Corporation will remain the same as the bylaws of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the provisions thereof, the articles of incorporation and the DGCL; (iv) the directors and officers of the Sub immediately before the Effective Time will be the directors and officers of the Surviving Corporation in each case until their respective successors have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and (v) the Merger will, from and after the Effective Time, have all the effects provided by Section 251 of the DGCL and other applicable law. For federal and applicable state income tax purposes, the Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and no party to this Agreement will take any action or filing position inconsistent with such characterization except as otherwise required by a final and non-appealable decision or other order by any court of competent jurisdiction or by a final closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code.

ARTICLE II
EFFECT OF THE MERGER; DELIVERY OF CONSIDERATION

2.1         Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action (except as provided in this Section 2.1) on the part of Sub, Parent, Company, or the holder of any shares of Company common stock, $.01 par value (“Company Common Stock”):

2.1.1           Capital Stock of Sub.  Each share of Sub common stock, $.01 par value per share, issued and outstanding immediately before the Effective Time, will be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Sub evidencing ownership of such share of Surviving Corporation Common Stock.

2.1.2           Cancellation of Company Common Stock.  Each share of Company Common Stock held by Company as treasury stock and each share of Company Common Stock owned directly or indirectly by Company or by any subsidiary (as defined in Section 10.2) of Company will automatically be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such Company Common Stock.  Company will obtain a written consent to such cancellation from any subsidiary, whether or not wholly owned, that owns Company Common Stock.  At the Effective Time, all Company Common Stock will be cancelled and will cease to exist and each certificate (a “Certificate”) previously representing any Company Common Stock will represent only the right to receive the applicable Conversion Payment (as defined in Section 2.1.3) as provided by Section 2.1.3.

2.1.3           Conversion of Company Securities.  Subject to the limitations on payments and the timing of payments as set forth in Section 2.2, Section 2.3, Section 2.4 and Article VIII, each validly issued and outstanding share of Company Common Stock immediately before the Effective Time (other than Company Common Stock referred to in Section 2.1.2), will, without any action on the part of the holder thereof (except as set forth in this Section 2.1.3) be converted into the right to receive the Per Share Amount (as defined below) (“Conversion Payment”).

The “Per Share Amount” will be made up of both cash and Parent Common Stock (as defined below) and is equal to the Base Cash Amount (as defined below), plus the Stock Consideration (as defined below), minus the Working Capital Deficit (as defined in Section 2.4(a)), divided by the total issued and outstanding shares of Company Common Stock.

The “Base Cash Amount” means $1,225,000, which includes the Holdback Amount (as defined in Section 2.2), and the Deferred Payment (as defined in Section 2.3).

The “Stock Consideration” means the number of shares of Parent Common Stock, $.01 par value (“Parent Common Stock”), that, in the aggregate, has a market value of $1,000,000 based upon the average daily closing price per share of Parent Common Stock during the thirty (30) trading day period prior to Closing Date.

The amount that the holders of Company Common Stock are entitled to receive at Closing under this Section 2.1.3 will be reduced by their pro rata share of the Holdback Amount (as defined in Section 2.2), which will be withheld by Parent pursuant to Section 2.2 below and reduced by their pro rata share of the Deferred Payment (as defined in Section 2.3), which will be withheld by Parent pursuant to Section 2.3 .

2.2           Holdback.  At Closing, cash in the amount of $400,000 (the “Holdback Amount”) to be received by holders of Company Common Stock in accordance with Section 2.1.3 (pro rata based upon the total consideration to be received by such holder at Closing) will not be distributed to or made available for holders of Company Common Stock in accordance with Section 2.1.3 but rather will be retained by Parent to secure claims by Parent or Surviving Corporation for indemnification in accordance with Article VIII and to fund payments related to Net Working Capital to the extent required by Section 2.4.  The release of the Holdback Amount will occur as follows:

(a)           On the first anniversary of the Closing Date, $200,000, plus interest calculated at a rate of .5% per annum, minus any amounts used to pay indemnification in accordance with Article VIII and to fund payments related to Net Working Capital to the extent required by Section 2.4., will be distributed pro rata to the holders of the Company Common Stock; and

(b)           On the second anniversary of the Closing Date, $200,000, plus interest calculated at a rate of .5% per annum, minus any amounts used to pay indemnification in accordance with Article VIII, will be distributed pro rata to the holders of the Company Common Stock.

2.3           Deferred Payment.  At Closing, cash in the amount of $200,000 and Stock Consideration valued at $200,000 as calculated in Section 2.1 (together, the “Deferred Payment”) to be received by holders of the Company Common Stock in accordance with Section 2.1.3 (pro rata based upon the total consideration to be received by such holder at Closing) will not be distributed to or made available for holders of Company Common Stock in accordance with Section 2.1.3 but rather will be retained by Parent and paid to the holders of the Company Common Stock in accordance with Section 2.1.3 on the first anniversary of the Closing Date.  The $200,000 Deferred Payment that is to be paid in cash will include interest calculatd at a rate of .5% per annum for the year in which it was deferred.  For the avoidance of doubt, the Deferred Payment will not be used to pay indemnification in accordance with Article VIII or to fund payments related to Net Working Capital to the extent required by Section 2.4.

2.4           Net Working Capital.

(a)           On the Closing Date Company will have not less than $30,000 Net Working Capital, nor less than $30,000 in cash.  To the extent that Company has negative Net Working Capital on the Closing Date, such deficiency will be deducted from the Base Cash Amount in accordance with Section 2.1.3 as the “Working Capital Deficit.”

(b)           For purposes of this Agreement, the term “Net Working Capital” means: (i) Total Current Assets (as defined below) less (ii) all accrued Total Current Liabilities (as defined below). “Fixed assets, net,” “intangible assets” and deferred tax assets will be excluded from the determination of Net Working Capital.  For avoidance of doubt, “Total Current Assets” as reflected on the Closing Balance Sheet will include: (i)  cash and cash equivalents; (ii) short-term investments; (iii)  accounts receivable outstanding less than 60 days and other receivables net of doubtful accounts; and(iv) prepaid expenses and other current assets..  “Total Current Liabilities” as reflected on the Closing Balance Sheet will include: (w) accounts payable; (x) accrued taxes, payroll and benefits; (y) other “Current Liabilities”; and (z) any Debt (including long-term Debt).  Total Current Liabilities will include any Expenses that have not been paid before Closing.  Each of the foregoing terms will be determined in accordance with generally accepted accounting principals (“GAAP” ), except to the extent described above and except that “Current Liabilities” will include long-term Debt and except as otherwise provided in this Section 2.34(b). “Debt” means all funded indebtedness, determined without duplication, and includes notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the holders of Company Common Stock; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties).

(c)           At least three business days before the anticipated Closing Date, Company will prepare, subject to the reasonable approval of Parent, an unaudited estimated balance sheet of Company as of the anticipated Closing Date as mutually expected by the parties (the “Preliminary Closing Balance Sheet”) and a computation of the Net Working Capital as of the expected Closing Date based upon the financial information reflected in the Preliminary Closing Balance Sheet (the “Preliminary Closing Date NWC”).  The Preliminary Closing Balance Sheet and the Preliminary Closing Date NWC calculation will be provided as Schedule 2.4(c) and become a part of this Agreement.  The Preliminary Closing Balance Sheet will be prepared in accordance with GAAP and on a basis consistent with the Financial Statements (as defined in Section 3.1.5 below), and will fairly and accurately present the financial position of Company as of the anticipated Closing Date.  The parties will use the Preliminary Closing Balance Sheet and Preliminary Closing Date NWC to calculate the Per Share Amount for purposes of payment at the Closing in accordance with Section 2.1.3.

(d)           Within 30 days after the Closing Date, Parent will prepare and deliver to the Shareholders’ Representative (i) an unaudited balance sheet of Company as of the Closing Date, and which, to the knowledge of Parent, fairly and accurately presents the financial position of Company as of the date of such balance sheet (the “Proposed Closing Balance Sheet,” along with its calculation of Net Working Capital as of the Closing Date (“Closing Date NWC”).

(e)           Within 10 days after the delivery by Parent of the Proposed Closing Balance Sheet and calculation of its Proposed Closing Date NWC under Section 2.3(d), the Shareholders’ Representative will deliver to Parent a written notice either approving or objecting to the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation (the “Review Notice”).  The Review Notice will reasonably state a description of the Shareholders’ Representative’s differences, if any, with Parent’s determination of the Proposed Closing Balance Sheet and the Closing Date NWC calculations, together with proposed revisions (such revised Proposed Closing Balance Sheet being referred to as the “Counter Proposed Closing Balance Sheet”), along with revisions to the Closing Date NWC calculations.  A failure by the Shareholders’ Representative to so deliver the Review Notice to Parent within such period will be deemed an approval of and agreement with the Proposed Closing Balance Sheet and the Closing Date NWC calculations of Parent, and such Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculations of Parent will be deemed the Closing Balance Sheet and the final and conclusive calculation of the Closing Date NWC (the “Final Closing Date NWC”) .

(f)           If the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation of Parent are disputed by the Shareholders’ Representative in accordance with this Section 4, the Shareholders’ Representative and Parent will negotiate in good faith in an effort to resolve any differences regarding such determination.  If Parent and the Shareholders’ Representative agree on the Proposed Closing Balance Sheet and Closing Date NWC, the amount they agree upon will be final, conclusive and binding as the Final Closing Date NWC, but if the objection cannot be resolved by such negotiation within 30 days after Parent’s receipt of the Review Notice (the “Reconciliation Deadline”), the Proposed Closing Balance Sheet, the Counter Proposed Closing Balance Sheet, the Review Notice, and all work papers related thereto (collectively, the “Determination Materials”), will be submitted to a nationally recognized accounting firm as Parent and the Shareholders’ Representative may mutually agree to (which agreement will not be unreasonably withheld or delayed) which will review the Determination Materials and will determine the Final Closing Date NWC.

(g)           If the Final Closing Date NWC (as determined in accordance with Sections 2.4(e) or 2.4(f) above) is less than the Preliminary Closing Date NWC, then an amount equal to the difference between (y) the Preliminary Closing Date NWC, and (z) the Final Closing Date NWC will be paid to Parent out of the Holdback Amount.

(h)           Nothing in this Section 2.4 will be deemed to limit the indemnification rights of the Indemnified Parties in accordance with Article VIII hereof with respect to any breach of any representation and warranty of this Agreement, including without limitation, a breach of any of the representations contained in Section 3.1.5.

(i)           For purposes of this Agreement, “Closing Balance Sheet”  means the balance sheet of Company as of the Closing Date determined in accordance with this Section 2.4.

2.5         Delivery of Consideration.

2.5.1           Exchange Procedures.  At the Effective Time, Parent will pay by certified check or wire transfer of same day funds the applicable cash portion of the Conversion Payments, under Section 2.1 and subject to Section 2.2  and Section 2.3 hereof, and send a certificate of certificates (or book entry) representing the Stock Consideration portion of the Conversion Payments, to each record holder of Company Common Stock as of the Effective Time as promptly as practicable following the surrender of the Certificates in exchange for the applicable Conversion Payment by such holder of record (which Certificates will then be canceled).  If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Parent may direct (but consistent with past practice of Company) as indemnity against any claim that may be made against it with respect to such document, Parent will issue in exchange for such lost, stolen, or destroyed document, the applicable Conversion Payments to which the holder is entitled under this Article II.

2.5.2           No Further Ownership Rights in Company Common Stock.  The applicable Conversion Payment delivered upon surrender in exchange for Company Common Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Common Stock.  After the Effective Time, no further transfers will be made on the stock transfer books of Company of Company Common Stock issued before the Effective Time.  When the Merger becomes effective, all Company Common Stock issued before then will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable Conversion Payment as described in Section 2.1.3 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to Surviving Corporation for transfer, they will be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

2.5.3           Withholding Rights.  Parent will be entitled to deduct and withhold from the applicable Conversion Payment otherwise payable under this Agreement to any Person (as defined in Section 10.2) who was a holder of Company Common Stock immediately before the Effective Time, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law.  Any such withheld amounts will be timely paid over to the appropriate Governmental Entity (as defined in Section 3.1.4). To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of Company.  Except as set forth in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), Company represents to Parent and Sub as follows:

3.1.1      Organization, Standing, and Power.

(a)           The Company is an entity duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization.  Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted.  Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 3.1.1(a) of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so organized, existing, or in good standing or to have such corporate power and authority would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets, results of operations, or prospects of Company, taken as a whole, or that would materially impair the ability of Company to consummate the Merger (“Company Material Adverse Effect”).

(b)           Company has delivered or made available to Parent or its counsel complete and correct copies of Company’s articles of incorporation, bylaws, stock records and minutes books, in each case, as amended to the date hereof.  The minute books of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Company and its board of directors (and each committee thereof), and the stock records of Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock.  Company does not own or control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise.

3.1.2      Capital Structure.

(a)           The authorized capital stock of Company consists of 2,000,000 shares of stock consisting of 1,000,000 Company Common Shares, $.01] par value, of which, as of the date hereof, 870 shares are issued and outstanding and consisting of 1,000,000 Company Preferred Shares, of which, as of the date hereof, no shares are issued and outstanding.  All Company Common Stock and any other securities of Company outstanding as of the date hereof (collectively referred to as “Company Securities”), and the record owners of such securities are as set forth in Section 3.1.2 of the Company Disclosure Schedule, and no such securities are held by Company in its treasury.  True and complete copies of all Company stock option plans and the forms of any other instruments setting forth the rights of all Company Securities as of the date hereof have been delivered to Parent or its counsel.

(b)           All outstanding Company Common Shares are validly issued, fully paid, nonassessable, and not subject to any preemptive rights or similar rights under the MBCA, Company’s articles of incorporation or bylaws, or to any agreement to which Company is a party or by which Company may be bound.  There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, equity-linked securities, or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue additional shares of the capital stock of Company.  Other than as set forth in Section 3.1.2(a) Company does not have outstanding any bonds, debentures, notes nor does it owe any other indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Company Common Shares on any matter or (ii) are or will become entitled to receive any payment as a result of the Merger.  Other than as set forth in Section 3.1.2(a) Company does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature.  There is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of Company, and Company has not repurchased any of its capital stock.  There are no agreements requiring Company to contribute to the capital of, or lend or advance funds to, any subsidiaries of Company.  Company is not party to nor to its knowledge is any shareholder of Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company.  There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock.  Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.

(c)           All of the issued and outstanding Company Securities have been offered, issued, and sold by Company in compliance with applicable federal and state securities laws.

(d)           To Company’s knowledge, no shareholder of Company has granted options or other rights to purchase any Company Securities from such shareholder.

3.1.3      Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement, subject to approval of the shareholders of Company to consummate the Merger.  The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of the Merger and this Agreement by the shareholders of Company.  This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.1.4      Consents and Approvals; No Violations.  Subject to the satisfaction of the conditions in Sections 7.1 and 7.3, the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement do not, and the consummation of the Merger will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”) under (a) any provision of the articles of incorporation or bylaws of Company, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) (collectively any consents or waivers with respect to Violations under clauses (a) and (b) of the first sentence of this Section 3.1.4, “Consents”), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Merger, except for Consents, if any, relating to the filing of the Certificate of Merger in accordance with the DGCL and except for such other Consents that if not obtained or made would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.  Company is in compliance with all applicable federal, state, local, or foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations, except for violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.  All permits required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.5      Financial Statements The (a) balance sheet of Company as of December 31, 2008  (the “Balance Sheet Date”) and the related statements of income, changes in owner’s equity for the 12 months then ended  and (b) an unaudited balance sheet of Company as of August 26, 2009 (the “Interim Balance Sheet Date”), and the related unaudited statements of income, and changes in owner’s equity for the three months then ended (collectively, the “Financial Statements”) that have been provided to Parent comply in all material respects with all accounting requirements applicable to Company, and fairly present, in all material respects, the consolidated financial position of Company as at the dates thereof and the results of its operations for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount).  There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements.  Section 3.1.5 of the Company Disclosure Schedule lists, and Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company since the Balance Sheet Date.  There are no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not reflected in the Financial Statements.  Except as disclosed in the Financial Statements, Company is not a guarantor or indemnitor of any indebtedness or other liability of any other Person

3.1.6      No Defaults.   Company is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the articles of incorporation or bylaws of Company, (ii) any judgment, decree, or order, or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except with respect to (iii) for Violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.7      Litigation. here is no claim, action, suit, or proceeding pending or, to the knowledge of Company, threatened, against or affecting Company, any of its officers, directors, or employees, or any of its properties before any court or arbitrator or any Governmental Entity.  There is no investigation pending or, to the knowledge of Company, threatened against Company, before any Governmental Entity.  Section 3.1.7 of the Company Disclosure Schedule sets forth as of the date hereof, with respect to any pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, or the nature of any other relief sought.

3.1.8      No Material Adverse Change.  Since the Balance Sheet Date, there has not been a Company Material Adverse Effect.  Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(a)           any declaration, setting aside, or payment of any dividend or other distribution, stock split, reclassification, subdivision, or exchange with respect to any Company Common Stock;

(b)           any amendment of any provision of the articles of incorporation or bylaws of, or of any term of any outstanding security issued by, Company;

(c)           any incurrence, assumption, or guarantee by Company of any indebtedness for borrowed money, or any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company;

(d)           a material change to any tax election or any accounting method, or any settlement or consent to any claim or assessment relating to taxes incurred, or incurrence of any obligation to make any payment of, or in respect of, taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of taxes;

(e)           any (i) grant of severance or termination pay to any director, officer, or employee of Company, (ii) entry into any employment, deferred compensation (based upon the meaning of such term before the adoption of Code Section 409A), or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus, or other benefits payable to directors, officers, or employees of Company, in each case other than those required by written contractual agreements, or (vi) acceleration of, or amendment or change to, the period of exercisability, vesting, or exercise price of options, restricted stock, stock bonus, or other awards granted under the Incentive Plan (including any discretionary acceleration of the exercise periods by Company’s board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Incentive Plan as permitted under such plan) or authorization of cash payments in exchange for any options, warrants, restricted stock, stock bonus, or other awards granted under any of such plans except, in each case, as may be required under applicable law or the existing terms of the Incentive Plan or other related agreements;

(f)           any issuance of capital stock or securities convertible into capital stock of Company (including grants or other issuances of options, warrants, or other rights to acquire capital stock of Company);

(g)           any acquisition or disposition of assets (other than in the ordinary course of business), any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party;

(h)           any entry by Company into any joint venture, partnership, or limited liability company or operating agreement with any Person;

(i)           any damage, destruction, or loss (whether or not covered by insurance) affecting Company’s properties or business that has resulted, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect;

(j)           any granting by Company of a security interest in or lien on any material property or assets of Company;

(k)           any cancellation of debt or waiver of any claim or right;

(l)           any capital expenditure or acquisition of any property, plant, and equipment by Company for a cost in excess of $5,000 in the aggregate;

(m)           any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statements as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(n)           any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract resulting, or reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect;

(o)           any material grant or assignment of Company Intellectual Property;

(p)           any event or condition resulting individually or in the aggregate in a Company Material Adverse Effect; or

(q)           any agreement, authorization, or commitment, whether in writing or otherwise, to take any action described in this Section 3.1.8.

3.1.9      Absence of Undisclosed Liabilities.   Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) except (i) liabilities, obligations, or contingencies (each a “Liability” and collectively, “Liabilities”) that are accrued or reserved against in the consolidated balance sheet of Company as of the Balance Sheet Date; (ii) additional Liabilities reserved against since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are accrued or reserved against on the books and records of Company; (iii) additional Liabilities incurred since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are not accrued or reserved against on the books and records of Company and none of which, individually or in the aggregate, are expected to exceed $5,000; or (iv) additional Liabilities that are expressly provided for in any of Company’s contracts that are not required to be reflected in Company’s financial statements under GAAP.

3.1.10   Certain Agreements.   Neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of Company, from Company under any Plan (as defined in Section 3.1.12), agreement, document, or otherwise, (ii) increase any benefits payable under any Plan, agreement, or document, or (iii) result in the acceleration of the time of payment or vesting of any such benefits

3.1.11   Employees.   Since the inception of Company (or any predecessor entity, if applicable), Company has been in compliance with all then applicable laws and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice.  Since the inception of Company (or any predecessor entity, if applicable), Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation), or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied).  Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against Company under any workers’ compensation plan or policy or for long-term disability.  There are no controversies pending or, to Company’s knowledge, threatened, between Company and any of its employees, or any works council or similar body, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise.  Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any employees of Company.  No employees of Company are or have in the past been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted by Company or work performed by the employee or to the use of trade secrets or proprietary information of others.  All releases of employment claims in favor of Company obtained from employees during the three-year period preceding the Effective Time are effective and binding to release all employment claims for each such employee.

3.1.12   Employee Benefit Plans. Section 3.1.12(a) of the Company Disclosure Schedule lists each employee benefit plan, equity incentive plan, or compensation plan or program covering currently active, former, or retired employees of Company (“Plan”).   No Plan is subject to any ongoing or scheduled audit, investigation, or other administrative proceeding of the Internal Revenue Service  (“IRS”), the U.S. Department of Labor, or any other federal, state, or local government entity.

3.1.13   Real Property; Leases.   Company does not own, and has never owned, real property.  Company has made available to Parent copies of all leases or subleases in effect on the date hereof under which Company leases (i) real property (as either a tenant, subtenant, or lessor), or (ii) personal property that requires annual payments in excess of $5,000 with respect to each such lease or sublease of personal property (in case of either clause (i) or (ii), a “Company Lease”).  No default exists under any Company Lease.  No Company Lease is terminable because of the execution of this Agreement or the consummation of the Merger.  Section 3.1.13 of the Company Disclosure Schedule lists each Company Lease.  Each Company Lease is in full force and effect in accordance with its respective terms.  No consent is required from any party under any Company Lease in connection with the completion of the Merger, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.14   Customers and Suppliers.

(a)           As of the date hereof:  (i) Company has no outstanding dispute that has been communicated orally or in writing, concerning its business operations, including any Company Technology (as defined in Section 3.1.18) or services with any distributor, or any customer who, in the 24 months ended as of the date of this Agreement, was one of the 20 largest sources of revenues for Company during such period (each, a “Significant Customer”); (ii) Section 3.1.14(a) of the Company Disclosure Schedule lists each Significant Customer and the percentage of Company’s total revenues such Significant Customer represented during such period; (iii) Company has not received any oral or written notice from any Significant Customer that such customer will not continue as a customer of Surviving Corporation after Closing or that such customer intends to terminate or materially modify existing agreements with Company or Surviving Corporation; and (iv) no purchaser, reseller, or distributor of Company’s services has asserted any claims of breach of warranty with regard to such services nor does Company have any indemnity liability for any such services to purchasers, resellers, or distributors.  To Company’s knowledge, Company could not reasonably be expected as a result of warranty or liability claims against it to be required to modify in any material respect any of Company’s services that are material to Company.

(b)           As of the date hereof:  (i) Company has no outstanding dispute that has been communicated orally or in writing, concerning technology, products, or services provided by any supplier; and (ii) Company has not received any oral or written notice from any supplier that such supplier will not continue as a supplier to the Surviving Corporation after the Closing or that such supplier intends to terminate or materially modify existing agreements with Company or the Surviving Corporation.

(c)           To Company’s knowledge no supplier, distributor, or customer has any interest in any real or personal, tangible or intangible property, including Company Owned Intellectual Property (as defined in Section 3.1.18(a)(ii)), used in or pertaining to the business of Company.

3.1.15   Material Contracts.

(a)           Section 3.1.15 of the Company Disclosure Schedule sets forth all of the following contracts to which Company is a party as of the date of this Agreement (the “Material Contracts”):

(i)           any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant, or other Person other than ordinary course, at-will written or oral offers or agreements terminable without notice and without the payment of any severance or penalty and other than employment arrangements required by law, (B) in accordance with which Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, (C) in accordance with which Company is or may become obligated to make any bonus or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, or (D) in accordance with which Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Merger;

(ii)          any agreement that provides for indemnification of any officer, director, employee, or agent of Company;

(iii)         any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Merger, would impose a restriction on the right or ability of Parent or any of its subsidiaries, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iv)        any agreement with a third party in accordance with which Company (A) has paid $10,000 or more during the year ended December 31, 2008, or (B) is obligated to pay $10,000 or more during the year beginning January 1, 2009;

(v)         any agreement with a distributor, VAR, reseller, OEM, marketing partner, or Significant Customer;

(vi)        any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of a third party;

(vii)       any other contract, agreement, or commitment not otherwise listed in Section 3.1.15 of the Company Disclosure Schedule, (A) the termination of which would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (B) that, if no required consent regarding the Merger is obtained, would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or a material adverse effect on the operation of the business of Company in the same manner as the business of Company is currently operated;

(viii)      any union contract or collective bargaining agreement;

(ix)         any Company Lease;

(x)          except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Financial Statements, any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

(b)           Each Material Contract is in full force and effect and is a valid and binding obligation of Company, and, to the knowledge of Company, neither Company nor any other party thereto is in breach of, or default under, any such Material Contract, except for such failures to be in full force and effect and such breaches and defaults that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.  As of the date hereof, none of the parties to any of the Material Contracts identified in Section 3.1.15 of the Company Disclosure Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with Company in the future.

3.1.16   Taxes.

(a)           For the purposes of this Agreement, the terms “tax” and “taxes” mean all federal, state, local, and foreign income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

(b)           Company has timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, information statements, and similar statements (“Returns”) required to be filed, which Returns are true, correct, and complete in all respects.  Company has timely paid when due, all taxes in respect of all periods (or portions thereof), whether or not any Return reflects such taxes.  The unpaid taxes of Company will not, as of the Closing Date, exceed the reserves for tax liability set forth on the Closing Balance Sheet.  Company has not engaged in any “reportable transaction” within the meaning of Code Section 6707A(c)(1).  Company has not taken any position on any Return that is or would be subject to penalties under Code Section 6662.  Company is not currently the beneficiary of any extension of time to file any Return that has not yet been filed.  All material elections with respect to taxes made by or with respect to Company are set forth in Section 3.1.16(b) of the Company Disclosure Schedule.  Company has provided to Parent or made available true and correct copies of all filed Returns and related work papers, all correspondence with any taxing authorities, any tax planning memoranda, or other material tax data of Company, in each case with respect to taxes and Returns for which the statute of limitations has not expired.

(c)           No deficiencies or adjustments that remain outstanding for any tax have been claimed, proposed, assessed, or threatened.  No authority in a jurisdiction where Company does not file Returns has ever made any claim that Company is or may be subject to taxation by that jurisdiction.  Section 3.1.16(c) of the Company Disclosure Schedule accurately sets forth the years for which Company’s federal, state, local, and foreign Returns have been audited and any years that are the subject of a pending audit by the IRS or any applicable state, local, or foreign taxing authorities.  Except as so disclosed, Company is not subject to any pending or threatened tax audit or examination and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to its taxes or Returns.  Section 3.1.16(c) of the Company Disclosure Schedule sets forth as of the date hereof a list of all joint ventures, partnerships, limited liability companies, or other business entities (within the meaning of Treasury Regulation Section 301.7701-3) in which Company has an interest.

(d)           There are no liens for taxes upon the assets of Company except for taxes not yet due and payable.  Company has withheld all taxes required to be withheld by it in respect of wages, salaries, and other payments to all employees, officers, and directors and any taxes required to be withheld from any other Person and has timely paid all such amounts withheld to the proper taxing authority.  Company is not party to any tax sharing or tax allocation agreements and has not been a member of any affiliated group of corporations within the meaning of Code Section 1504.  Company has no liability for taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law) as a transferee or successor, by contract, or otherwise.  Company neither has nor had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States.  There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company.  Company neither is nor has ever been a “United States real property holding corporation” within the meaning of Code Section 897.

(e)           Company is not required to include in income any adjustment in accordance with Code Section 481(a) (or similar provisions of other law or regulations) in its current or in any future taxable period, because of a change in accounting method, nor has the IRS (or other taxing authority) proposed any such change in accounting method. None of the assets of Company is “tax exempt use property” within the meaning of Code Section 168(h).  None of the assets of Company secures any debt the interest on which is tax exempt under Code Section 103.

(f)           Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (i) in the two years before the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the Merger.

(g)           All Plans or arrangements to which Company is a party that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder and have been operated in accordance with such requirements.

(h)           No outstanding share of Company Common Stock is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, and no payment to any holder of Company Common Stock of any Conversion Payments in accordance with this Agreement will result in compensation income to such holder of Company Common Stock.

(i)           The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence.  The Company is not liable and has no potential liability for any tax under Code Section 1374.

3.1.17   Interests of Officers.   None of Company’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in the business of Company, nor to the knowledge of Company does any supplier, distributor, or customer of Company.

3.1.18   Technology and Intellectual Property Rights.

(a)           Definitions:

(i)           “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith:  (x) all United States, international, and foreign:  (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, and applications therefor, and all goodwill associated therewith throughout the world; and (5) any similar, corresponding, or equivalent rights to any of the foregoing in (1) through (4) above, anywhere in the world (items (1) through (5) collectively, “Intellectual Property Rights”); and (y) any and all of the following:  computer software and code, including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, trade secrets, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

(ii)          “Company Owned Intellectual Property” means all Intellectual Property owned by Company.

(iii)         “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company.  Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b)           Section 3.1.18(b) of the Company Disclosure Schedule lists:

(i)           all of Company’s registrations and applications for registration for Company Owned Intellectual Property;

(ii)          except for Customer agreements listed in Section 3.1.15 of the Company Disclosure Schedule, all licenses, sublicenses, reseller, distribution, customer, and other agreements or arrangements in accordance with which any other Person is authorized by Company to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto;

(iii)         all agreements and licenses in accordance with which Company has been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf” third party Intellectual Property that is otherwise commercially available) where such Company Licensed Intellectual Property is used by Company in connection with the development, support, or maintenance of Company’s products, Technology or service offerings (“In-Licenses”);

(iv)         any obligations of exclusivity, covenants not to sue, noncompetition, right of first refusal, parity of treatment and/or most favored nation status, or right of first negotiation to which Company is subject and that relate to and/or restrict any Company Intellectual Property Rights or Company products or services that are provided using Company Intellectual Property;

(v)          any grants to Company of exclusivity (including exclusive license rights granted to Company by any third party in Company Licensed Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition, right of first refusal, parity of treatment, or most favored nation status, or right of first negotiation;

(vi)         all current Company products, Technology, and service offerings made commercially available by Company.

(c)           Company owns free and clear of conditions, adverse claims, or other restrictions or any requirement of any past, present, or future royalty payments, all rights necessary to carry out, or that otherwise are material to, the current and anticipated future (as contemplated by Company) business of Company and had during the relevant period all rights reasonably necessary to carry out, or that otherwise were material to, the business of Company.

(d)           Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License.

(e)           Neither the (i) use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company Owned Intellectual Property, (ii) operation of Company’s business, including Company’s provision of products or services, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale or other exploitation of any of Company’s products, services, or Technology, infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction. To the knowledge of Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Owned Intellectual Property by any third party, employee, or former employee.

(f)           Company has not received written notice of any claims (y) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (z) that any of (i), (ii), or (iii) in Section 3.1.18(e) above infringes, or will infringe on, any third party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction, nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind.

(g)           No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h)           Section 3.1.18(h) of the Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, Company Intellectual Property other than employees of Company who meet all of the following requirements:  (i) their work in any Company product, Technology, or service was created by them entirely within the scope of their employment by Company, (ii) their copyrightable work product in any Company product, Technology, or service is owned by Company as a work made for hire under U.S. copyright law, and (iii) any inventions of such employees that are included or implemented in any Company product, Technology, or service have been assigned to Company under Company’s standard form employee invention assignment agreement.

(i)           Company has secured from all current and former employees, consultants, and contractors of Company who have created any material portion of, or otherwise have any rights in or to, any Company product, Technology, or service, valid and enforceable written assignments or licenses to Company of any such employees’, consultants’ and contractors’ contribution or rights therein and Company has provided true and complete copies of such assignments or licenses to Parent.

(j)           Company has taken commercially reasonable steps to protect rights in confidential information (both of Company and that of third Persons that Company has received under an obligation of confidentiality). Company has obtained legally binding written agreements from all employees and third parties with whom Company has shared confidential proprietary information (i) of Company, or (ii) received from others that Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential.

(k)           Company is in compliance in all material respects with all applicable laws, rules, regulations, and Company contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”).  Company’s Collection and Use of such Customer Information are in accordance in all material respects with Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which Company is bound or otherwise subject and any contractual obligations of Company to its customers regarding privacy.  Company does not use in connection with the provision of its products or services or collect or receive social security numbers or credit card numbers. Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use.  The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of Company’s privacy policies or any contractual obligation of Company governing the Collection and Use of Customer Information.

(l)           Section 3.1.18(l) of the Company Disclosure Schedule lists any Company software or software used in any Company provided product or service (including Company software under development) is, or, when delivered to Parent, will be, in whole or in part, governed by an open source license.

(m)           Company has not incorporated into any Company software or software used in any Company product, Technology, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

(n)           Company is not a member of any standards organization (including any similar organizations, such as special interest groups or associations).

(o)           Company has not participated in any standards-setting activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of Company to enforce, license or exclude others from using any Company Intellectual Property.

(p)           Company is not subject to, and the Merger will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by Company to any third party in Company Intellectual Property or other exclusivity grants), covenants not to sue, non-competition, right of first refusal, parity of treatment, most favored nation status, right of first negotiation, or other material restriction on the operation of Company’s business.

(q)           The Merger will not give rise to or cause under any agreements relating to Company Intellectual Property (i) a right of termination under, or a breach of, or any loss or change in the rights or obligations of Company, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay absent a Merger, or (iii) Parent’s granting to any third party any right to or with respect to any of Parent’s Intellectual Property.

(r)           Company is not under any contractual obligation (i) to include any Company Licensed Intellectual Property in any Company product, Technology, or service, or (ii) to obtain a third party’s approval of any Company product, Technology, or service at any stage in the development, licensing, distribution, or sale of that product, Technology, or service.

(s)           Company has no obligation to perform services for any third party other than customer support and maintenance services for those customers listed in Section 3.1.18 of the Company Disclosure Schedule.

(t)           All granted or issued patents and all mask works, registered trademarks, and copyright registrations held by Company, are valid, enforceable, and subsisting.  Section 3.1.18(t) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

(u)           Company has not exported or re-exported its products, services, or Technology, directly or indirectly, in violation of law to any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which Company operates or is otherwise subject; and Company has complied with all end-user, end-use, and destination restrictions issued by the U.S., Canada, the European Union, and any other jurisdiction to which Company operates or is subject.

(v)           The Company software or software used in any Company-provided product or service:  (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information; (ii) is complete and no other computer hardware, software, system, or other information technology is needed in order to carry on the business of the Company; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Company software, product or service, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Company software or any system or equipment on which any of the Company software is installed or in connection with which it may operate.

3.1.19   Vote Required.   The affirmative vote of (i) the holders of a majority of the outstanding Company Common Shares (the “Company Shareholder Approval”) voting together as a single class on an as converted basis at a shareholder meeting or in accordance with a written consent is the only vote of the holders of Company’s capital stock necessary to approve this Agreement and the consummation of the Merger.

3.1.20   Complete Copies of Materials.   Company has delivered or made available to Parent or its counsel true and complete copies of each document listed in the Company Disclosure Schedule.

3.1.21   Board Recommendation.   Company’s board of directors has unanimously (i) determined that this Agreement and the Merger, including the Merger, are advisable and in the best interests of Company and its shareholders, (ii) approved and adopted this Agreement and the Merger, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and the Merger by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

3.1.22   Insurance.   Company has made available to Parent or its counsel a copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of Company.  All premiums due and payable under all such policies have been paid and Company is otherwise in compliance with the terms of such policies and bonds.  As of the date of this Agreement, there has been no threatened termination of, or premium increase with respect to, any such policies.

3.1.23   Accounts Receivable.   All of the accounts receivable shown on the consolidated balance sheet of Company as of the Interim Balance Sheet Date have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within 60 days of the due date, and are not subject to counterclaims or setoffs.

3.1.24   Personal Property.   As of the date hereof Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the consolidate balance sheet of Company as of the Interim Balance Sheet Date or used in Company’s business as of the Interim Balance Sheet Date even if not reflected thereon.  Section 3.1.24 of the Company Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property having a depreciated book value of $5,000 or more currently used by Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

3.1.25   Guarantees and Suretyships.   Company has no powers of attorney outstanding, (other than those issued in the ordinary course of business with respect to tax matters).  Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise with respect to the obligations or liabilities of any Person.

3.1.26   Certain Transactions.  Except for (a) relationships with Company as an officer, director, or employee (and compensation by Company in consideration of such services) and (b) relationships with Company as holders of Company Securities, none of the directors, officers, or holders of 5% or more of the Company Common Stock, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5% or more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.

3.1.27   Government Contracts.

(a)           “Government Contracts” means any agreement, commitment, undertaking, or arrangement of any kind with a government agency, government prime contractor, government grant recipient, or higher-tier government subcontractor to which Company is a party as of the date of this Agreement.

(b)           Company is in compliance with all legal requirements of all Government Contracts.

(c)           Company has not, in obtaining or performing any Government Contract, violated any material aspect or provision of any of the following: (i) the Federal Acquisition Regulation (the “FAR”) or any applicable agency supplement thereto; (ii) any state procurement law or regulation; and (iii) any other applicable procurement law or regulation.

(d)           To the knowledge of Company, there are not and have not been any irregularities, misstatements, or omissions relating to any Government Contracts, including certifications.

(e)           Company is not undergoing, and has not undergone, any audit of any Government Contract, and Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract, except for routine audits conducted during the ordinary course of business.

(f)           Company has taken adequate steps to ensure that its right, title and interest in inventions, technical data, computer software, and copyrightable material developed under any Government Contract have been retained and protected.

3.1.28   Disclosure.   No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its Representatives (as defined in Section 4.1.2) under this Agreement, or in connection with the Merger, when read together in their entirety, contains as of the date hereof or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

3.1.29   Reliance.   Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

3.2           Representations and Warranties of Shareholders.  Each Shareholder represents and warrants, severally but not jointly, to and for the benefit of Parent and Sub as follows:

3.2.1      Authority.   Each Shareholder has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Shareholder as contemplated hereunder, and to perform his, her, or its obligations hereunder and thereunder.  This Agreement and all other documents and agreements to be executed by Shareholder as contemplated hereunder constitutes the valid and legally binding obligations of such Shareholder enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity.

3.2.2      Voting Agreements.  Shareholder is not a party to any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company.

3.2.3      Non-Contravention; Consents. The execution and delivery of this Agreement, and all other documents and agreements to be executed by the Shareholders as contemplated by this Agreement, and the consummation of the Merger will not, conflict with, or result in any Violation of (i) any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which a Shareholder is subject, or (ii) any agreement, contract, lease, license, instrument, or other arrangement to which a Shareholder is a party, or by which it is bound, or to which any of its Company Securities are subject.  No Shareholder was, is, or will be required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity in connection with the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement or the consummation or performance of any of the Merger.

3.2.4      Accredited Investor.  Shareholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and will submit to Parent such further assurances of such status as may be reasonably requested by Parent.

3.2.5      Reliance.  Shareholder makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

3.3           Representations and Warranties of Parent and Sub.  Parent and Sub represent to Company as follows:

3.3.1      Organization; Standing and Power. Each of Parent and Sub is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization.  Each of Parent and Sub has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would not result, or be reasonably expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets, or results of operations of Parent, Sub and either of their subsidiaries, taken as a whole, or that would materially impair the ability of Parent or Sub to consummate the Merger (“Parent Material Adverse Effect”).

3.3.2      Authority.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger.  The execution and delivery by Parent and Sub of this Agreement and the performance of Parent’s and Sub’s respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, as applicable.  This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3.3      Consents and Approvals; No Violations.  Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the Merger will not, conflict with or result in any Violation of (a) any provision of the restated certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Sub, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate in a Parent Material Adverse Effect.  No Consent is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the Merger, except for the filing of the Certificate of Merger in accordance with the DGCL and except for such other Consents that if not obtained would not result, or reasonably be expected to result, in a Parent Material Adverse Effect.

3.3.4      Disclosure.  No representation or warranty made by Parent or Sub, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Parent or its Representatives under this Agreement, when read together in their entirety, contains upon the date hereof or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits upon the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

3.3.5      Reliance.  Parent makes the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance thereon.

ARTICLE IV
COVENANTS OF COMPANY

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement, or with Parent’s prior written consent) that:

4.1           Conduct of Business.

4.1.1      Ordinary Course.   Company will carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and will use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees and maintain satisfactory relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it.  Company will promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of Company that would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.  Without limiting the above, without the consent of Parent, Company will not:

(a)           grant any severance or termination pay to any officer, director, or employee of Company;

(b)           transfer to any third Person ownership of Company Intellectual Property Rights;

(c)           declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company, or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

(d)           split, combine, or reclassify any class of capital stock of Company;

(e)           amend any provision of the articles of incorporation or bylaws of Company, or any term of any outstanding security issued by Company;

(f)           incur, assume, or guarantee any indebtedness for borrowed money;

(g)          change any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP or with prior agreement with Company’s auditor;

(h)          commence a lawsuit other in such cases where Company in good faith determines that failure to commence a suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Parent before filing such a suit;

(i)           extend an offer of employment to a candidate for any position;

(j)           grant or issue or accelerate the vesting of any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights;

(k)           adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend any such existing plan, agreement, or arrangement, in each case other than in the ordinary course of business or as required by law;

(l)           assign, transfer, dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party in each case other than in the ordinary course of business;

(m)         enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(n)           breach, modify, amend, or terminate any of Company’s Material Contracts, or waive, release, or assign any rights or claims under any of Company’s Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

(o)           settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(p)           fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;

(q)           enter into any contract that would require Company to expend a sum in excess of $5,000;

(r)           enter into any contract that licenses or sells Company products or services that (i) exceeds $15,000 in revenue; (ii) licenses an entity on an enterprise-wide basis; or (iii) provides more than a 10% discount off of Company’s per-seat licensing list prices;

(s)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);

(t)           acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(u)           adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement (other than amendments required by law or to comply with the Code or as requested by Parent under Section 6.6), or enter into any employment contract, pay any special bonus or special remuneration to any director, officer, consultant, or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons under an employee benefit plan or otherwise;

(v)           pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice and except as required by law ;

(w)          grant rights or licenses to Company Intellectual Property to any standards organization or to any third Person in compliance with the requirements of any standards organization, or use or incorporate any intellectual property from any standards organization in Company’s software or software used in any Company product, Technology, or service;

(x)           except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions to the Merger in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Merger in accordance with the terms of this Agreement;

(y)           make any capital expenditure; or

(z)           authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

4.1.2      Exclusivity; Acquisition Proposals.

(a)           Unless and until this Agreement has been terminated by either party in accordance with Section 9.1 hereof, Company agrees that it will not (and will use its commercially reasonable efforts to ensure that none of its officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”)) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees:  (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Company, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Parent or its Representatives concerning Company’s business or properties or afford to any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger.  If Company is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than 24 hours following Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction, and will promptly, but in no event later than 24 hours, advise Parent of any material modification or proposed modification thereto; provided, however, before Company Shareholder Approval, in each case, if and to the extent that (a) Company’s board of directors determines in good faith by resolution duly adopted, after consultation with Company’s outside legal counsel and Company’s financial advisor, that such Restricted Transaction is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter), and (b) Company’s board of directors determines in good faith by resolution duly adopted, after consultation with Company’s outside legal counsel, that the failure to participate in such discussions, disclose such nonpublic information, provide such access to its properties, books, or records, enter into any agreement relating to such Restricted Transaction, or make or authorize any public statement relating to any Restricted Transaction or any offer or proposal relating to a Restricted Transaction would be inconsistent with the fiduciary duties of Company’s board of directors under applicable law, then Company may participate in discussions regarding such Restricted Transaction, provide non-public information with respect to Company, afford access to the properties, books, or records of Company, enter into any agreement relating to such Restricted Transaction, or make or authorize any public statement relating to any Restricted Transaction or any offer or proposal relating to a Restricted Transaction, as applicable.

(b)           Neither the board of directors of Company nor any committee thereof will directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability by the board of directors of Company or any such committee thereof of this Agreement or the Merger, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Company or any subsidiary of Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(c)           Despite anything to the contrary contained in this Agreement, the obligation of Company to call, give notice of, convene, and hold a shareholders’ meeting will not be limited or otherwise affected by the commencement, disclosure, announcement, or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Despite the foregoing, until Company Shareholder Approval is obtained, and subject to Company’s compliance at all times with the other provisions of this Section 4.1.2, the board of directors of Company may make a Change of Recommendation if such board of directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the shareholders of Company under applicable law.  Company will provide Parent with forty eight (48) hours’ prior notice of any meeting of Company’s board of directors at which the board of directors is reasonably expected to take action with respect to any Acquisition Proposal or Change of Recommendation.

(d)           “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to, or that could reasonably be expected to lead to a Restricted Transaction. For purposes of this Agreement, “Superior Proposal” means any unsolicited proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, substantially all of the equity securities of Company entitled to vote generally in the election of directors or substantially all of the assets of Company, on terms which Company’s board of directors reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and the Merger.

4.2           Breach of Representations and Warranties; Notification; Access to Information.

(a)           Despite anything in this Agreement to the contrary, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1 Company will (i) confer with Parent and its respective Representatives, at such times as they may request, about operational and integration matters to the extent permitted by law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Section 3.1, give detailed written notice thereof to Parent and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy, and (iii) promptly notify Parent of any change in the normal course of any business, operations, or financial condition of Company or its assets or properties, or any emergency related thereto.

(b)           Subject to appropriate restrictions on access to information that Company determines in good faith to be proprietary, or competitively sensitive and any applicable law that restricts Company from disclosing information related to Company’s employees or customers, Company will, subject to applicable law, afford Parent and its respective Representatives reasonable access during normal business hours during the period before the Effective Time to (i) Company’s properties, books, contracts, commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Parent may reasonably request that is necessary to complete the transaction and prepare for an orderly transition of operations after the Effective Time.  Company agrees to provide to Parent and its Representatives copies of monthly internal financial statements within 30 days of completion of such month.  No information or knowledge obtained in any investigation in accordance with this Section 4.2 will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Parent to consummate the Merger.  Any access to Company’s properties will be subject to Company’s reasonable security measures and insurance requirements and will not include the right to perform any “invasive” testing.  Company will permit Parent’s Representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

4.3           Consents and Notices.  Company will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Consents and to provide all notices set forth in Schedule 4.3 (without the expenditure of any out-of-pocket payments to a third party to obtain such third party’s consent or approval), and make all filings, required with respect to Company for the consummation of the Merger.

4.4           Commercially Reasonable Efforts.  Company will use commercially reasonable efforts to effect the Merger and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

4.5           Intellectual Property.  Company will not incorporate any software from any third party into any part of any Company software or service.

4.6           Deliveries.  Company will deliver to Parent (i) an unaudited balance sheet of Company as of month-end for the month immediately preceding the month of Closing (or as of month-end for the month that is 2 months preceding the month of Closing if Closing occurs on any of the first 10 business days of a month) (in either case, the “Pre-Closing Balance Sheet Date”), and the related unaudited statements of income, changes in owner’s equity, and cash flow from the period from [•] until the Pre-Closing Balance Sheet Date; and (ii) the Preliminary Closing Balance Sheet no later than three business days before the anticipated Closing Date, and (iii)  all minute books of Company before Closing.

4.7           Shareholder Approval.  Company will take all action, and Shareholders will use their best efforts to cause Company to take all action, necessary in accordance with the MBCA and Company’s articles of incorporation and bylaws to solicit consent or to hold and convene a special meeting of the Shareholders to be held as soon as practicable to submit this Agreement, the Merger, and related matters for the consideration and approval of the Shareholders.

ARTICLE V
COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except as expressly contemplated by this Agreement) that:

5.1           Breach of Representations and Warranties.  In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.3, Parent will give detailed notice thereof to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

5.2           Commercially Reasonable Efforts.  Parent will use commercially reasonable efforts to effect the Merger and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent and Company each agree to take the following actions after the execution of this Agreement.

6.1           Non-Disclosure Agreement.  Company and Parent agree that the Mutual Confidentiality Agreement by and among Company and Parent dated April 13, 2009 (“Non-Disclosure Agreement”) will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Non-Disclosure Agreement) exchanged in connection with this Agreement and the Merger.

6.2           Legal Conditions to the Merger.  Subject to Section 9.1(c), each of Parent, Sub, and Company (a) will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other, and (b) will take all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Parent in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

6.3           Expenses.  All costs and expenses incurred in connection with this Agreement and the Merger will be paid by the party incurring such expense.

6.4           Additional Agreements.  In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of Company or Sub, the proper officers and directors of each corporation that is a party to this Agreement will take all such action.

6.5           Public Announcements.  Company will not make any public announcement concerning this Agreement and the Merger without the prior written consent of Parent, and will furnish to Parent all releases before publication.  Nothing in this Agreement will prevent Company at any time from furnishing any information to any Governmental Entity or from issuing any release, each as required by law, in which circumstance Company will make commercially reasonable efforts to consult with Parent in advance to the extent practicable and in any event will notify Parent as soon as practicable.  Company will not make any communication to customers or announcements to its employees with respect to the Merger without the prior written consent of Parent.

6.6           Employee Matters. Company will cooperate with regard to the recruitment and hiring of employees by Parent or continuing employment with Company.

6.7           Tax Matters.

6.7.1      Returns and Payments.

(a)           The Shareholders shall prepare (or cause to be prepared) the Company's IRS Form 1120S (U.S. Income Tax Return for an S Corporation) (and any comparable form under state or local law) for all S Corporation Taxable Periods (together, the “S Corporation Returns”).  Each S Corporation Return shall be prepared in accordance with applicable law.  The Shareholders' Representative shall provide each S Corporation Return to Parent for review and comment no later than 30 days before the due date of such S Corporation Return.   If the Shareholders' Representative and Parent are unable to resolve any dispute regarding any such S Corporation Return within 20 days of Parent’s receipt thereof, the dispute shall referred for final resolution to a nationally recognized accounting firm (the “Accountants”).  The fees of the Accountants shall be shared equally by the Shareholders and Parent.  Parent shall cause to be timely filed any S Corporation Return in the form ultimately agreed upon by Parent and the Shareholders' Representative pursuant to this Section 6.7.1(a); provided, however, that in the case of any S Corporation Return with respect to which there is a dispute that is referred to the Accountants, if such dispute cannot be resolved before the due date of such S Corporation Return, Parent shall cause such Return to be filed as originally prepared and then shall file an amended Return if one is required as the result of the dispute being resolved.  The Shareholders shall reflect on their personal income tax returns any income, gain, loss, deduction or other tax in a manner consistent with the Schedule K-1s (or any comparable form under state or local law) to the S Corporation Returns prepared pursuant to this Section 6.7.1(a). For purposes of this Agreement, “S Corporation Taxable Period” means any taxable period for which the Company was a valid S corporation under Section 1361(a) of the Code, including the taxable period ending on the Closing Date.

(b)           Parent shall prepare and file (or cause to be prepared and filed) all Returns with respect to the Company for periods beginning before the Closing Date that are due after the Closing Date (other than the S Corporation Returns prepared by the Shareholders pursuant to Section 6.7.1(a)).  Any such Returns of the Company shall be prepared in a manner reasonably consistent with past practices employed with respect to the Company, except where a contrary manner is required by law.  Parent shall provide the Shareholders' Representative with a copy of such completed Returns at least 10 days prior to the due date (including any extensions thereof) for the filing of such Returns, and the Shareholders' Representative shall have the right to review and comment on such Returns; provided, however, that for any Return required to be filed within 90 days of the Closing Date (taking into account any available extensions), Parent shall instead use commercially reasonable efforts to afford the Shareholders' Representative a reasonable opportunity to review and approve such Return prior to filing.  The failure of the Shareholders' Representative to propose any changes to any such Return within such 10 days following the receipt thereof shall be deemed to constitute its approval thereof.  If the Shareholders' Representative and Parent are unable to resolve any dispute regarding any such Return within ten days of the Shareholders' Representative's receipt thereof, the dispute shall be referred for final resolution to the Accountants.  The fees of the Accountants shall be shared equally by the Shareholders and Parent.  Parent shall file or cause to be filed all such Returns in the form ultimately agreed upon by Parent and the Shareholders' Representative pursuant to this Section 6.7.1(b); provided, however, that in the case of any such Return with respect to which there is a dispute that is referred to the Accountants, if such dispute cannot be resolved before the due date of such Return, Parent shall cause such Return to be filed as originally prepared and then shall file an amended Return if one is required as the result of the dispute being resolved; and provided further that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of Parent to receive indemnification pursuant to any provision in this Agreement.

6.7.2      Cooperation with Respect to Tax Returns.  Parent and the Shareholders shall furnish or cause to be furnished to each other, as promptly as practicable, such information (including access to books and records) and assistance, relating to the Company as is reasonably necessary for the filing of any Return, for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to taxes.  Parent shall retain in its possession, and shall provide the Shareholders reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Shareholders’ Representative may specify with respect to tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Parent may dispose of such material.

6.7.3      Tax Audits; Tax Disputes.  Notwithstanding anything to the contrary herein, in the event Parent or the Surviving Corporation receives notice of any examination, claim, adjustment, or other proceeding (a “Proceeding Notice”) with respect to the liability for income taxes for any S Corporation Taxable Period of the Company for which the Shareholders are liable under Section 6.7.1(a) or for any other taxes for which the Shareholders are required to indemnify Parent under Article VIII, Parent shall notify the Shareholders' Representative in writing thereof (the “Parent Notice”) no later than 10 days after the receipt by Parent or the Surviving Corporation.  As to any such income taxes for which the Shareholders are solely liable under the last sentence of Section 6.7.1(a) and as to any taxes for which the Shareholders may be liable pursuant to Article VIII, the Shareholders shall be entitled at their sole expense to control the contest of such examination, claim, adjustment, or other proceeding to the extent it relates to such taxes; provided, however, that: (a) the Shareholders' Representative notifies Parent in writing that the Shareholders desire to do so no later than the earlier of (i) 30 days after receipt of the Parent Notice, or (ii) five days prior to the deadline for responding to the Proceeding Notice, and (b) the Shareholders may not, without the consent of Parent, which will not be unreasonably withheld, agree to any settlement that could result in an increase in the amount of taxes for which Parent is not entitled to be fully indemnified under Article VIII.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time, of each of the following conditions:

7.1.1      Shareholder Approval.  This Agreement and the Merger will have received Company Shareholder Approval.

7.1.2      Consents.  Other than the filing of the Articles of Merger with the Secretary of State of Minnesota, all Consents, third party consents, and notices that are legally required to be obtained or provided for the consummation of the Merger and the Merger, including those listed on Schedule 4.3, will have been satisfied, filed, occurred, or been obtained, in accordance with the terms and conditions of all applicable agreements other than such Consents and third party consents (i) as Parent and Company agree Company will not seek or obtain, or (ii) the failure of which to obtain would not result, individually or in the aggregate, or reasonably be expected to result in a Company Material Adverse Effect or as a result of the Merger, a Parent Material Adverse Effect.

7.1.3      No Order.  No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Company if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction, or other order).

7.2           Conditions of Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are further subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

7.2.1         Representations and Warranties of Company.  The representations and warranties of Company in this Agreement will be true and correct in all material respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded.  Parent and Sub will have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

7.2.2           Performance of Obligations of Company.  Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement before the Closing Date.  Parent will have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

7.2.3           No Company Material Adverse Effect.  From the date of this Agreement until the Closing Date, there has been no change, event, circumstance, development, or effect that resulted, individually or in the aggregate, in a Company Material Adverse Effect, and Parent will have received a certificate to that effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

7.2.4           Legal Action.  There will not be pending any action, proceeding, or other application brought by any Governmental Entity:  (i) challenging or seeking to restrain or prohibit the consummation of the Merger, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of  Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the Merger.

7.2.5           Resignations.  Parent will have received the resignations of all of the officers and directors of Company, effective as of the Effective Time (which resignations, other than the right to serve as an officer or director, will not impair the rights of any officer or director).

7.2.6           Noncompetition Agreement.  Each of Charles Bacas and Fred Zimmerman will have executed a non-competition and non-solicitation agreement with Parent in the form attached hereto as Exhibit 7.2.6, and will not have taken any action or expressed any intent to terminate or modify such agreement.

7.2.7           Consulting Agreement.  Each of Charles Bacas and Fred Zimmerman will have executed a consulting agreement with Parent in the form attached hereto as Exhibit 7.2.7, and will not have taken any action or expressed any intent to terminate or modify such agreement.

7.2.8           Intellectual Property Assignment.  Eric Zimmerman will have executed an Intellectual Property assignment agreement to Company in the form attached hereto as Exhibit 7.2.8 assigning all rights and ownership to software developed by Eric Zimmerman on behalf of Company.

7.2.9           Termination of Certain Agreements.  All agreements set forth in Schedule 7.2.9 will have been terminated by the parties thereto.

7.2.10         Amendment of Certain Agreements.  All agreements set forth in Schedule 7.2.10 will have been amended as provided in such schedule, and such amendments will be in full force and effect.

7.2.11         Opinion of Counsel.  Parent will have received an opinion dated as of the Closing Date of Vest & Johnson, P.A. reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit 7.2.11.

7.2.12         Assignment of Rights to Company Intellectual Property.  Company and the employees, independent contractors (including former employees and independent contractors) and customers of Company will have executed such assignments and other documentation as may be reasonably requested by Parent to effectively transfer or confirm the transfer of all right, title, and interest to Company Intellectual Property to Company and/or Parent as its successor.

7.2.13         Deliveries.  Company will have made the deliveries required by Section 4.6.

7.2.14         FIRPTA Certificate.  Each Shareholder will have delivered to Parent a non-foreign person affidavit in the form and substance as required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that each such Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code.

7.3         Conditions of Obligation of Company.  The obligation of Company to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time of each of the following conditions:

7.3.1           Representations and Warranties of Parent and Sub.  The representations and warranties of Parent and Sub contained in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), except, individually or in the aggregate, as does not constitute a Parent Material Adverse Effect at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded).  Company will have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Sub, with respect to the representations and warranties of Sub, by an authorized officer of Sub.

7.3.2           Performance of Obligations of Parent and Sub.  Parent and Sub will have performed all agreements and covenants required to be performed by them under this Agreement before the Closing Date, and Company will have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to such effect.

ARTICLE VIII
INDEMNIFICATION

8.1           Indemnification Relating to Agreement.  Subject to the limitations set forth in this Article VIII, the holders of the Company Common Stock jointly and severally will defend, indemnify, and hold Parent and Surviving Corporation harmless from and against, and to reimburse Parent and Surviving Corporation with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent and Surviving Corporation by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of Company in this Agreement (as modified by the Company Disclosure Schedule as of the date hereof) or in any certificate or other document delivered to Parent in accordance with this Agreement, (ii) the failure, partial or total, of Company to perform any agreement or covenant required by this Agreement to be performed by it, (iii) any Working Capital Deficit adjustment to the extent not paid in accordance with Section 2.3 and (iv) all taxes of Company relating to all taxable periods ended on or before the Closing Date and the portion of taxes of Company attributable to the portion of any Straddle Period beginning as of the first day of such Straddle Period and ending as of the end of the Closing Date (a “Pre-Closing Period”) (calculated in the manner set forth in Section 8.7 (Straddle Period)); in each case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “material adverse effect” set forth therein.  Any payment to Parent in accordance with this Article VIII will be treated for tax purposes as an adjustment to the cash portion of the consideration for the Company Common Shares.

8.2           Third Party Claims.  Despite anything to the contrary in this Agreement, whenever Parent receives a written notice that a claim or demand has been asserted or threatened by a third party for which Parent may seek indemnification hereunder, Parent will notify the Shareholders’ Representative of such claim or demand and of the related facts within Parent’s knowledge within a reasonable time after receiving such written notice. Parent will have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit (“Third Party Claim”) and will keep the Shareholders’ Representative informed of the status thereof.  If in the reasonable judgment of Parent and the Shareholders’ Representative there is a conflict or a reasonably likely potential conflict between the positions of Shareholders’ Representative and Parent in conducting the defense of such claim, the Shareholders’ Representative will be entitled to participate in the defense of such claim, the cost of such participation to be at the expense of the Shareholders’ Representative.

8.3           Binding Effect.  The indemnification provisions in this Article VIII are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.

8.4           Time Limit.

(a)           The representations, warranties, covenants, and agreements of Company and Shareholders set forth in this Agreement will survive Closing and will continue until the 24 month anniversary of the Closing Date (“Termination Date”), at which time all representations and warranties will expire.

(b)           Despite Section 8.4(a), no time limit will apply (other than the date that is 30 days after the expiration of the applicable statute of limitations period) for indemnification arising from: (a) fraud, willful breach, or intentional misrepresentation by Company or the holders of Company Common Stock; (b) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and Sections 3.1.3 and 3.2.1 (Authority); and (c) any taxes of Company as described in Section 8.1(iv) and any breaches of representations and warranties in Sections 3.1.16 (Taxes).  Despite the above, no representation, warranty, covenant, or agreement will expire to the extent Parent has provided to the Shareholders’ Representative written notice of Parent’s claim for indemnification in accordance with the terms of this Agreement before the expiration of the applicable survival period.

8.5           Contribution.  Holders of Company Common Stock will have no right of contribution from the Surviving Corporation for liabilities for such holders’ obligations under this Article VIII.

8.6           Exclusive Remedy.  With the exception of (a) claims based upon fraud, willful breach, or intentional misrepresentation, (b) claims under Section 8.1(iv), (c) claims arising out of breaches of the representations and warranties in Section 3.1.2 (Capital Structure), Sections 3.1.3 and 3.2.1 (Authority) and Section 3.1.18 (Taxes), from and after the Effective Time, resort to indemnification under this Article VIII will be the exclusive right and remedy of Parent and Surviving Corporation for Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 8.6 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available).

8.7           Straddle Period.  For purposes of Section 8.1(iv), in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of Company deemed to relate to a Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Company for a Straddle Period which relate to a Pre-Closing Period will be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER

9.1           Termination.  Despite anything in this Agreement to the contrary, this Agreement may be terminated and the Merger abandoned at any time before the Effective Time:

(a)           by mutual written consent of Parent and Company, duly authorized by Parent and by the board of directors of Company;

(b)           by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions in Article VII in the terminating party’s favor not being capable of being met by the date set forth in Section 9.1(c)below or (ii) if any representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies would result, or reasonably be expected to result, in a Company Material Adverse Effect or a material adverse effect on a party’s ability to consummate the Merger; provided, however, that if in each case such breach is curable, then this Agreement may not be terminated under this Section 9.1(b) until the earlier of (i) 30 days after delivery of written notice of such untruth or inaccuracy or breach, or (ii) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;

(c)           by either Parent or Company if the Merger has not been consummated before 120 days following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(d)           by either Parent or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger will have become final and not subject to appeal.

9.2             Effect of Termination.  In the event of termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Sub, or Company, or their respective officers or directors, except that (i) the provisions of Sections 6.1 (Non-Disclosure Agreement), 6.5 (Public Announcements), 9.2 (Effect of Termination), 10.6 (Governing Law), 10.10 (Specific Performance), 10.12 (Submission to Jurisdiction), and 10.13 (Shareholders’ Representative) and the Non-Disclosure Agreement will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

ARTICLE X
GENERAL PROVISIONS

10.1           Notices.  All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon:  (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a)	if to Parent
	or Sub, to:	Intelli-Check – Mobilisa
191 Otto St.
Port Townsend, WA 98368
Attention: John Lange, General Counsel
Facsimile No.: 360-344-3323

	With a copy to:	K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Attention: Chris Cunningham
Facsimile No.: 206-623-7022

(b)	if to Company, to:	Positive Access Corporation
9531 West 78th St. #245
Eden Prairie, MN 55344
Attention: Fred Zimmerman
Facsimile No.: 952-473-2941

	With a copy to:	Vest & Johnson, P.A.
7077 Northland Circle, #300
Brooklyn Park, MN 55428
Attention: Jeffrey K. Vest
Facsimile No.: 763-566-3720

(c)	if to Shareholders’
	Representative to:	Positive Access Corporation
9531 West 78th St. #245
Eden Prairie, MN 55344
Attention: Fred Zimmerman
Facsimile No.: 952-473-2941

10.2           Interpretation.  For purposes of this Agreement, “subsidiary” or “subsidiaries”  means with respect to any Person, any entity or entities of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person.  For purposes of this Agreement, “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity.  The words “include,” “includes,” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  The “knowledge of” or other derivations of “know” in this Agreement with respect to a party will mean the knowledge of the executive officers of such party, after the exercise of reasonable inquiry and investigation by such executive officers.  As used in this Agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.  As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in Seattle, Washington are permitted or obligated by law to be closed for regular banking business.  The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as drafter.  A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

10.3           Counterparts.  This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile.  The execution and delivery of a Signature Page - Agreement and Plan of Merger, in the form annexed to this Agreement, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

10.4           Miscellaneous.  This Agreement, the Non-Disclosure Agreement, and the documents referred to in this Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) is not intended to confer upon any other Person any rights or remedies hereunder (except as otherwise expressly provided in this Agreement); and (iii) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

10.5           No Joint Venture.  Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section 10.5.

10.6           Governing Law.  This Agreement, other than the Merger and the effects of the Merger, which will be governed by the laws of the State of Minnesota, will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7           Amendment.  Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto before the Closing Date, if, and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto; provided that after the approval of this Agreement by the shareholders of Company, no such amendment will be made except as allowed under applicable law.

10.8           Extension, Waiver.  At any time before the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (iii) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.

10.9           Successors and Assigns.  This Agreement will not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to (a) Parent, or (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.10         Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

10.11         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Merger are not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

10.12         Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Washington state or federal court sitting in King County.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in King County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

10.13         Shareholders’ Representative.

(a)           By virtue of the Company Shareholder Approval, and without any further act of any holder of Company Common Stock, the holders of Company Common Stock will be deemed to have appointed Fred Zimmerman (previously defined as the Shareholders’ Representative) as agent and attorney-in-fact for each holder of Company Common Stock for all matters relating to this Agreement, including to give and receive notices and communications; to authorize delivery of cash from the Holdback Amount in satisfaction of claims by Parent or Surviving Corporation; to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b)           The Shareholders’ Representative will not be liable for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith.  Holders of Company Common Stock on whose behalf the Holdback Amount is withheld will severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Shareholders’ Representative and arising out of or in connection with the acceptance or administration of such Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative.  The Shareholders’ Representative will be entitled to the advance and reimbursement of costs and expenses incurred by or on behalf of the Shareholders’ Representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative.

(c)           A decision, act, consent, or instruction of the Shareholders’ Representative relating to this Agreement will constitute a decision of the holders of Company Common Stock and will be final, binding, and conclusive upon each such holder.  Parent, and all other persons entitled to indemnification under this Agreement or any other document or agreement entered into in connection herewith or therewith (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Shareholders’ Representative as being the decision, act, consent, or instruction of the holders of Company Common Stock.  Parent and all other Indemnified Persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholders’ Representative.

[remainder of page intentionally blank]

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Sub, Company, Shareholders, and the Shareholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INTELLI-CHECK – MOBILISA, INC.

By	/s/ Nelson Ludlow
Its	CEO

DL SUB CORPORATION

By	/s/ Nelson Ludlow
Its	President

POSITIVE ACCESS CORPORATION

By	/s/ Fredric C. Zimmerman
Fredric C. Zimmerman
Its	CEO

/s/ Fredric C. Zimmerman
Fredric C. Zimmerman as Shareholder

/s/ Charles Bacas
Charles Bacas as Shareholder

SHAREHOLDERS’ REPRESENTATIVE

/s/ Fredric Zimmerman
Fredric Zimmerman

TABLE OF CONTENTS

3.2.3	Non-Contravention; Consents	22
3.2.5	Reliance	22
3.3	Representations and Warranties of Parent and Sub	22
3.3.1	Organization; Standing and Power	22
3.3.2	Authority	22
3.3.3	Consents and Approvals; No Violations	23
3.3.4	Disclosure	23
3.3.5	Reliance	23

ARTICLE IV COVENANTS OF COMPANY

4.1	Conduct of Business	23
4.1.1	Ordinary Course	23
4.1.2	Exclusivity; Acquisition Proposals	26
4.2	Breach of Representations and Warranties; Notification; Access to Information	27
4.3	Consents and Notices	28
4.4	Commercially Reasonable Efforts	28
4.5	Intellectual Property	28
4.6	Deliveries	28
4.7	Shareholder Approval	28

ARTICLE V COVENANTS OF PARENT

5.1	Breach of Representations and Warranties	28
5.2	Commercially Reasonable Efforts	29

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Non-Disclosure Agreement	29
6.2	Legal Conditions to the Merger	29
6.3	Expenses	29
6.4	Additional Agreements	29
6.5	Public Announcements	29
6.6	Employee Matters	29
6.7	Tax Matters	30
6.7.1	Returns and Payments	30
6.7.2	Cooperation with Respect to Tax Returns	31
6.7.3	Tax Audits; Tax Disputes	31

ARTICLE VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	31
7.1.1	Shareholder Approval	31
7.1.2	Consents	31
7.1.3	No Order	31
7.2	Conditions of Obligations of Parent and Sub	32
7.2.1	Representations and Warranties of Company	32
7.2.2	Performance of Obligations of Company	32
7.2.3	No Company Material Adverse Effect	32
7.2.4	Legal Action	32
7.2.5	Resignations	32
7.2.6	Noncompetition Agreement	32
7.2.8	Intellectual Property Payment	33
7.2.9	Termination of Certain Agreements	33
7.2.10	Amendment of Certain Agreements	33
7.2.11	Opinion of Counsel	33
7.2.12	Assignment of Rights to Company Intellectual Property	33
7.2.13	Deliveries	33
7.2.14	FIRPTA Certificate	33

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7.3	Conditions of Obligation of Company	33
7.3.1	Representations and Warranties of Parent and Sub	33
7.3.2	Performance of Obligations of Parent and Sub	33

ARTICLE VIII INDEMNIFICATION

8.1	Indemnification Relating to Agreements	34
8.2	Third Party Claims	34
8.3	Binding Effect	34
8.4	Time Limit	34
8.5	Contribution	35
8.6	Exclusive Remedy	35
8.7	Straddle Period	35

ARTICLE IX TERMINATION, AMENDMENT, AND WAIVER

9.1	Termination	35
9.2	Effect of Termination	36

ARTICLE X GENERAL PROVISIONS

10.1	Notices	36
10.2	Interpretation	37
10.3	Counterparts	37
10.4	Miscellaneous	37
10.5	No Joint Venture	37
10.6	Governing Law	38
10.7	Amendment	38
10.8	Extension, Waiver	38
10.9	Successors and Assigns	38
10.10	Specific Performance	38
10.11	Severability	38
10.12	Submission to Jurisdiction	38
10.13	Shareholders’ Representative	39

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LIST OF EXHIBITS AND SCHEDULES

Exhibit 7.2.6	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 7.2.7	Form of Consulting Agreement
Exhibit 7.2.8	Form of Intellectual Property Assignment
Exhibit 7.2.11	Form of Opinion of Counsel

Company Disclosure Schedule
Schedule 2.4(c)	Preliminary Closing Balance Sheet
Schedule 4.3	Required Consents
Schedule 7.2.9	List of Agreements to be Terminated
Schedule 7.2.10	List of Agreements to be Amended

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INDEX OF DEFINED TERMS
Accounting Arbitrator	5
Acquisition Proposal	31
affiliate	39
Agreement	1
Articles of Merger	1
Balance Sheet Date	8
Base Cash Amount	2
business day	39
Bussey Agreement	10
Certificate	2
Change of Recommendation	30
Closing	1
Closing Balance Sheet	5
Closing Date	1
Closing Date NWC	4
Code	1
Collection and Use	21
Company	1
Company Common Stock	2
Company Disclosure Schedule	6
Company Intellectual Property	19
Company Lease	13
Company Licensed Intellectual Property	19
Company Material Adverse Effect	6
Company Owned Intellectual Property	19
Company Securities	6
Company Stockholder Approval	23
Consents	8
Conversion Payment	2
Counter Proposed Closing Balance Sheet	4
Customer Information	21
Debt	3
Determination Materials	4
Effective Time	1
Environmental Law	14
Environmental Permits	13
ERISA	12
Excluded License	21
FAR	24
Final Closing Date NWC	4
Financial Statements	8
GAAP	8
Government Contracts	24
Governmental Entity	8
Hazardous Material	14
Hazardous Materials Activities	13
Holdback Amount	3
include	39
includes	39
including	39
Indemnifiable Amounts	36
Indemnified Persons	42
In-Licenses	19
Intellectual Property	18
Intellectual Property Rights	18
Interim Balance Sheet Date	8
IRS	13
know	39
knowledge of	39
Liabilities	10
Liability	10
Material Contracts	15
MBCA	1
Merger	1
Net Working Capital	3
Non-Disclosure Agreement	33
Outside Date	38
Parent	1
Parent Common Stock	2
Parent Material Adverse Effect	26
Per Share Amount	2
Person	39
Plan	11
Pre-Closing Balance Sheet Date	32
Pre-Closing Period	36
Preliminary Closing Balance Sheet	4
Preliminary Closing Date NWC	4
Proposed Closing Balance Sheet	4
Reconciliation Deadline	4
Representatives	29
Restricted Transaction	29
Returns	16
Review Notice	4
Shareholders	1
Shareholders’ Representative	1
Significant Customer	14
Significant Supplier	15
Stock Consideration	2
Straddle Period	37
Sub	1
subsidiaries	39
subsidiary	39
Superior Proposal	31
Surviving Corporation	1
Surviving Corporation Common Stock	2
tax	16
taxes	16
Technology	18
Termination Date	37
Third Party Claim	36
Total Current Assets	3
Total Current Liabilities	3
Violation	7
without limitation	39
Working Capital Deficit	3

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